Exhibit 99.1

GlobalSCAPE, Inc. Channel Leadership Recognized
Matt Goulet and Chris Cleary Named 2015 CRN Channel Chiefs

SAN ANTONIO – February 23, 2015 – GlobalSCAPE, Inc., the secure information exchange company, announced today that Matt Goulet, senior vice president of sales and marketing and Chris Cleary, senior director of channel sales have been named to the prestigious list of 2015 CRN Channel Chiefs. The influential executives on this annual list represent the most powerful leaders in the IT channel who hold direct responsibility for driving growth and revenue for their organizations through their channel partners. Individuals are selected for inclusion based on their track record of channel accomplishments, standing in the industry, dedication to the partner community, and plans for driving future business innovation and channel growth.

Globalscape Channel Growth
Since January 2014 Globalscape has significantly increased its base of industry-leading partners who can offer their customers information exchange solutions that provide security, guidance, compliance and visibility. Globalscape’s current partner network includes:

•	Over 150 North American resellers, three distribution partners

•	Over 35 Latin American resellers, four distribution partners

•	Seven distribution partners with resellers throughout twenty countries for Europe, Middle East and Africa, and Asia Pacific

Matt Goulet has spent the better part of two decades working with the channel. He has been instrumental in helping Globalscape forge new channel partnerships, most notably with Ingram Micro, the world's largest wholesale technology distributor. Chris Cleary, who is responsible for channel sales, enablement and marketing at Globalscape, has worked to build out the Globalscape channel teams, as well as continually enhancing the Globalscape Partner Program.

The 2015 CRN Channel Chiefs have demonstrated their enduring support for the channel by consistently defending, promoting and executing effective channel partner programs and strategies.

The 2015 CRN Channel Chiefs list is featured in the February 2015 issue of CRN, and online at www.CRN.com.

Supporting Quotes:

Matt Goulet, Senior Vice President of Sales and Marketing, Globalscape
“It is certainly an honor to be named a CRN Channel Chief for the second consecutive year. We have worked very hard at Globalscape over the last two years at improving our channel programs from a holistic perspective. All aspects of our channel programs from sales, enablement, training and marketing have been and will continue to be evaluated and optimized for all of our partners. I am also so pleased with the level of talent we have within our channel team at Globalscape. The energy and dedication that this team brings to work every day is palpable and I am looking forward to seeing the good things that they will continue to do.”

Chris Cleary, Senior Director of Channel Sales, Globalscape
“I am so incredibly proud of the hard work that our team has done in such a short amount of time in driving a world-class channel program for all sizes of Globalscape partners. Receiving this recognition is further proof that what we are doing is working. It will continue to be my mission as the leader of the global channel organization to continually improve and listen to our partners—we always want to get better. This recognition wouldn’t be possible without the tremendous team and partner community that we have supporting us each day, and for that I’m thankful.”

Robert Faletra, CEO, The Channel Company
“Each year, our editors carefully vet an extensive group of highly accomplished channel executives to highlight those exemplary individuals who earn the mantle of CRN Channel Chief. These executives strive to advance the success and standing of the channel community within their organizations. The 2015 CRN Channel Chiefs lead by example and serve as valuable advocates to help ensure the health and longevity of the IT channel. We applaud their accomplishments and look forward to their continued success.

About Globalscape
San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) ensures the reliability of mission-critical operations by securing sensitive data and intellectual property. Globalscape’s suite of solutions features the EFT platform, the industry-leading enterprise file transfer solution that delivers military-grade security and a customizable platform for achieving best-in-class control and visibility of data in motion or at rest, across multiple locations. Founded in 1996, Globalscape is a leading enterprise solution provider of secure information exchange software and services to thousands of customers, including global enterprises, governments, and small businesses. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2013 calendar year, filed with the Securities and Exchange Commission on March 27, 2014.

About The Channel Company
The Channel Company, with established brands including CRN, XChange Events, IPED and SharedVue, is the channel community's trusted authority for growth and innovation, For more than three decades, we have leveraged our proven and leading-edge platforms to deliver prescriptive sales and marketing solutions for the technology channel. The Channel Company provides Communication, Recruitment, Engagement, Enablement, Demand Generation and Intelligence services to drive technology partnerships. Learn more at www.thechannelcompany.com.

PRESS CONTACTS
Contact: Christen Gentile, Globalscape
Phone Number: (210) 308-8267
Email: PR@globalscape.com

Contact: Betzi-Lynn Hanc, The Channel Company
Phone Number: (508) 416-1182
Email: bhanc@thechannelcompany.com
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